Exhibit 99.1

      JONES LANG LASALLE AND SPAULDING & SLYE COMPLETE TRANSACTION TO MERGE
                                   OPERATIONS

    CHICAGO, Jan. 3 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the world's leading real estate services and money management firm, announced today that the transaction to merge operations with Spaulding & Slye, a privately held real estate services and investment company with offices in Boston and Washington, DC, has been completed.

    Terms for the transaction, which was financed with Jones Lang LaSalle's existing revolving credit facility, were $150 million cash paid at closing with provisions for additional consideration and an earn-out that are subject to certain contract provisions and performance.

    While the combined firm will continue to be known as Jones Lang LaSalle, the Spaulding & Slye name will be retained in specific instances. In the New England area, where Jones Lang LaSalle is significantly expanding its presence as a result of the merger, Spaulding & Slye will initially retain its identity and be known as Spaulding & Slye, a member of the Jones Lang LaSalle group. Spaulding & Slye's integrated principal-investing practice will operate as Spaulding & Slye Investments, and the construction business will operate as Spaulding & Slye Construction. Both will be members of the Jones Lang LaSalle group, which also includes global businesses Jones Lang LaSalle Hotels and LaSalle Investment Management.

    Substantially all of Spaulding & Slye's 500 employees are integrating into the Jones Lang LaSalle organization with the executive management team taking on significant leadership roles. David McGarry, former Spaulding & Slye President, will be responsible for senior regional oversight in the Washington, DC and New England regions, as well as for Spaulding & Slye Construction. Jim Karman, former Spaulding & Slye Chairman, will have senior- level responsibility for client relationship management, strategy and corporate development. Marshall Durston, former Spaulding & Slye Chief Investment Officer, and Peter Bailey, former Spaulding & Slye Chief Financial Officer, will oversee Spaulding & Slye Investments. Kyle Warwick, former Spaulding & Slye New England Regional Director, will continue to have direct management responsibility for the New England region. William Magner, former Spaulding & Slye Director of Transactional Services, will continue to have senior-level responsibility in this area.

    "Since announcing the definitive agreement in November, the positive response from our clients and employees has only reinforced our conviction that the decision to join forces with Spaulding & Slye makes sense for Jones Lang LaSalle strategically, competitively and culturally," said Peter Roberts, CEO of Jones Lang LaSalle Americas. "The desire we share to be the best real estate firm in the world will drive us to offer our clients unparalleled service and results. This is a great marriage of two like-minded firms."

    About Jones Lang LaSalle
    Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of 915 million square feet under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $29 billion of assets under management. Its web site can be found at http://www.joneslanglasalle.com .

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    Statements in this press release regarding, among other things, future financial results and performance, achievements, plans, targets, projections and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements and Jones Lang LaSalle makes no representations or guarantees thereof. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2004, in Jones Lang LaSalle's Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events. In addition, nothing herein may be construed or is intended as an offering of any security.

SOURCE  Jones Lang LaSalle Incorporated
    -0-                             01/03/2006
    /CONTACT: Gayle Kantro of Jones Lang LaSalle, +1-312-228-2795, gayle.kantro@am.jll.com , or Steve Steinberg of Spaulding & Slye,
+1-617-531-4122, ssteinberg@spauldslye.com /
    /Web site:  http://www.joneslanglasalle.com /
    (JLL)